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                                                                      EXHIBIT 11

                   [ALLEN & COMPANY INCORPORATED LETTERHEAD]

                                                                  August 4, 1994
QVC, Inc.
Goshen Corporate Park
West Chester, PA 19380

Gentlemen:

     This letter will confirm that Allen & Company Incorporated ("Allen") has been engaged by QVC, Inc., a Delaware corporation ("QVC"), to act as investment banker and financial advisor to assist QVC in evaluating opportunities and, to the extent appropriate, developing and implementing a plan to maximize value for QVC stockholders.

     In connection with its engagement hereunder, Allen will assist in the preparation of any appropriate offering or descriptive materials, identify and contact potential buyers, investors or other interested parties, assist QVC in
(i) evaluating proposals, including offers made by Comcast Corporation and others, and (ii) negotiations between QVC and any potential acquirors, investors or other interested parties. In the event QVC determines to pursue one or more potential transactions, Allen will assist QVC in structuring and negotiating such transaction or transactions, arranging any necessary financing, and documenting and consummating such transaction or transactions.

     In addition, Allen will provide QVC with such other financial advisory and investment banking services as are reasonably necessary and appropriate in connection with its engagement, including rendering an opinion (if requested by QVC) as to the fairness of any proposed transaction or transactions, from a financial point of view, to the stockholders of QVC.

     QVC will furnish Allen with such information concerning QVC and its affiliates as Allen and QVC believe appropriate to this engagement. Allen does not assume responsibility for the accuracy or completeness of any such information provided by QVC. Allen agrees to keep confidential all non-public information provided to it by QVC, except as required by law and except that Allen may disclose such non-public information to its agents and advisors who agree to keep such information confidential, whenever Allen determines that such disclosure is necessary to provide the services contemplated hereunder. No party shall make any public announcement regarding this engagement without the prior consent of the other party except that QVC may disclose that Allen has been engaged as its investment banker and financial advisor.

     For its services hereunder, QVC shall pay to Allen, upon the earlier to occur of (i) the consummation by Comcast Corporation, Liberty Media Corporation and/or any affiliate of such parties of a tender offer for the stock of QVC at a price of at least $46 per share (on a common equivalent basis) pursuant to the Merger Agreement among such parties dated as of the date hereof, or (ii) such earlier time as the parties hereto mutually agree, a fee in the amount of $10.3 million. In the event of the consummation of an alternative transaction to that contemplated by such Merger Agreement, Allen shall be paid a fee in an amount to be agreed upon by the parties hereto.

     In addition, QVC agrees to reimburse Allen for its reasonable out-of-pocket expenses, including reasonable travel and legal expenses, incurred in rendering its services hereunder.

     QVC and Allen have entered into an indemnification letter agreement dated the date hereof providing for the indemnification of Allen by QVC in connection with Allen's engagement hereunder. QVC acknowledges that the Allen executives advising QVC in connection with Allen's engagement hereunder include Mr. Paul A. Gould, a Managing Director of Allen, who also serves as a Director of Liberty Media Corporation.
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QVC, Inc.
August 4, 1994

     The validity and interpretation of this agreement shall be governed by the laws of the State of New York applicable to agreements made and to be fully performed therein.

     This letter agreement may be executed in counterparts which, taken together, shall constitute our binding agreement.

     If you find the above in accordance with our understanding kindly so indicate by signing and returning the enclosed duplicate of this letter.

                                          Very truly yours,

                                          ALLEN & COMPANY INCORPORATED

                                          By: /s/      ENRIQUE F. SENIOR

                                            ------------------------------------
                                              Enrique F. Senior
                                              Managing Director

AGREED AND ACCEPTED:

QVC, INC.

By: /s/       NEAL S. GRABELL

    ----------------------------------
    Name: Neal S. Grabell
    Title: Senior Vice President

ALLEN & COMPANY
     INCORPORATED
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ALLEN & COMPANY INCORPORATED                                          EXHIBIT 11
711 Fifth Avenue
New York, New York 10022
                                                            Date: August 4, 1994

Gentlemen:

     In connection with your engagement to assist us with financial advisory and investment banking and related services pursuant to our engagement letter dated as of August 4, 1994, as amended from time to time (the "Engagement Letter") including related activities prior to this date, we agree that we will indemnify and hold harmless you and your affiliates, any director, officer, agent or employee of you or any of your affiliates and each other person, if any, controlling you or any of your affiliates (hereinafter collectively referred to as "you" and "your"), to the full extent lawful, from and against, and that you shall have no liability to us or our affiliates or security holders for, any losses, expenses, claims or proceedings including shareholder actions (hereinafter collectively referred to as "losses") (i) related to or arising out of (A) oral or written information provided by us, our employees or our other agents, and used by you in providing services pursuant to the Engagement Letter, or (B) other action or failure to act by us, our employees or our other agents or by you at our request or with our consent, or (ii) otherwise related to or arising out of such engagement or any transaction or conduct in connection therewith except that this clause (ii) shall not apply with respect to any losses that result primarily and directly from your bad faith or gross negligence.

     In the event that the foregoing indemnity is unavailable to you for any reason other than your bad faith or gross negligence, we agree to contribute to any loss related to or arising out of such engagement or any transaction or conduct in connection therewith. For such losses referred to in clause (i) of the preceding paragraph, each of us shall contribute in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by you and by us from any transaction contemplated by the Engagement Letter; provided, however, that you shall not be responsible for any amounts in excess of the amount of the benefits received by you. For any other losses, or for losses referred to in clause (i) if the allocation provided by the immediately preceding sentence is unavailable for any reason, each of us shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of each of us in connection with the statements, omissions or other conduct which resulted in such losses, as well as any other relevant equitable considerations. Benefits received (or anticipated to be received) by us shall be deemed to be equal to the aggregate cash consideration and value of securities or any other property payable, exchangeable or transferable in connection with any transaction contemplated by the Engagement Letter, and benefits received by you shall be deemed to be equal to the compensation payable by us to you in connection with such engagement. Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any other alleged conduct relates to information provided by us or other conduct by us (or our employees or other agents) on the one hand or by you (or your employees or other agents) on the other hand. You and we agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.

     We agree that we will not, without the prior written consent of Allen & Company Incorporated (which will not be unreasonably withheld) settle any pending or threatened claim or proceeding related to or arising out of such engagement or transactions or conduct in connection therewith (whether or not you are a party to such claim or proceeding) unless such settlement includes a provision unconditionally releasing you from and holding you harmless against all liability in respect of claims by any releasing party related to or arising out of such engagement or any transaction or conduct in connection therewith. We will also promptly reimburse you for all expenses (including counsel fees) as they are incurred by you in connection with investigating, preparing or defending, or providing evidence in, any pending or threatened claim or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not you are a party to such claim or proceeding) or in enforcing this agreement.

     We may, at our sole expense and through counsel of our choice acceptable to you, litigate, defend or otherwise attempt to resolve the demand or proceeding underlying any indemnification matter, except that you
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Allen & Company Incorporated
August 4, 1994

shall have the right to participate therein, at your sole expense and through counsel of your choice. If we fail to assume and defend diligently in the proceeding or if you shall have defenses which are not available to us or shall be in conflict with us, then you shall have the right to assume such defense at our expense. In any event, we and you shall fully cooperate with each other and our respective counsel in the litigation, defense or other attempt to resolve such demand or proceeding, and shall make available to each other any books, records or other documents necessary or appropriate for such purpose, subject to the right of each party to protect reasonably, from disclosure, confidential business information.

     The foregoing agreement shall be in addition to any rights that you may have at common law or otherwise. Solely for purposes of enforcing this agreement, we hereby consent to personal jurisdiction, service and venue in any court in which any claim or proceeding which is subject to this agreement is brought against you. Any right to trial by jury with respect to any claim or proceeding related to or arising out of such engagement, or any transaction or conduct in connection therewith or this agreement is waived. This agreement shall remain in full force and effect following the completion or termination of such engagement.

                                          Very truly yours,

                                          QVC, INC.

                                          By: /s/ NEAL S. GRABELL
                                            ------------------------------------
                                              Name: Neal S. Grabell
                                              Title: Senior Vice President

Agreed:

ALLEN & COMPANY INCORPORATED

By: /s/ ENRIQUE F. SENIOR
    ----------------------------------
    Enrique F. Senior
    Managing Director